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                                                                   EXHIBIT 10.10


                    STANDARD DEFERRED COMPENSATION AGREEMENT

         THIS AGREEMENT, is made the 23rd day of April, 1993, at Lebanon, Tennessee, by and between Wynn's-Precision, Inc., a Delaware Corporation, hereinafter sometimes referred to as "Employer," and James Carroll, hereinafter sometimes referred to as "Employee."

                             W I T N E S S E T H :

         WHEREAS, Employer has offered to defer payment of Employee's incentive award, if any earned for services to be rendered in 1993 and to be paid in 1994; and

         WHEREAS, Employee desires to receive said incentive award for 1993, if earned, as deferred compensation; and

         WHEREAS, the parties hereto have agreed to certain terms and conditions in connection therewith and desire to reduce their agreement in writing;

         NOW, THEREFORE, for a valuable consideration, the receipt and sufficiency of which is acknowledged, the parties agree as follows:

1.       Amount

         Employer shall defer payment of, and Employee shall defer receipt of the incentive award, if any, earned by Employee for services rendered for calendar year 1993 ("Deferred Compensation"). Said Deferred Compensation
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shall bear interest from the date that said Deferred Compensation would otherwise be payable to Employee to the date of payment at the lesser of (a) the rate of fifteen percent (15%) per annum, or (b) the prime rate as quoted by Third National Bank, Nashville, Tennessee, on the last business day of each calendar quarter.

2.       Date Of Payment

         Payment of Deferred Compensation shall be made five (5) business days after the earliest of the following events:
         (a)     Employee terminates his employment with Employer;
         (b)     Employee becomes permanently disabled;
         (c)     Employee retires; or
         (d) A change in control of Wynn's International, Inc. (WII), the ultimate parent corporation of Employer, occurs.

3.       Method Of Payment

         Upon the occurrence of the earlier of any of the events specified in Paragraph 2 hereof, Employer agrees to pay to Employee by Employer check the total sum deferred in accordance with Paragraph 1, including principal and interest, payable in one lump sum, less any required withholdings.

4.       Death Benefit

         In the event that Employee shall die while employed by Employer, or while on an agreed leave of absence from said employment, then this Agreement shall be terminated, and Employer shall pay to the person(s) designated by Employee, the total amount of Deferred Compensation hereunder, including principal and interest, payable in one (1) installment,





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commencing no later than sixty (60) days following the death of said Employee.
If Employee shall not have filed a designation of beneficiary in writing with Employer at the time of his death, then Employer shall pay said total benefit to Employee's spouse, if living, and if not, to Employee's estate. Employer shall have the right to make any required withholdings from such payments.

5.       Change In Control Of WII

         For purposes of this Agreement, a "change in control of WII" shall mean a change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended ("Exchange Act"); provided that, without limitation, such a change in control shall be deemed to have occurred if (i) any "person" (as such term is used in Sections 13(d) and 14(d)(2) of the Exchange Act) is or becomes the beneficial owner, directly or indirectly, of securities of WII representing 40% or more of the combined voting power of WII's then outstanding securities; or (ii) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board of Directors of WII cease for any reason to constitute at least a majority thereof unless the election of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period.

6.       Funding Of Benefit

         Employee understands and acknowledges that all Deferred Compensation under Paragraph 1 of this Agreement shall be general unsecured obligations of Employer and that Employer shall have no





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obligation to set aside any amounts, principal or interest, for the benefit of
Employee in order to meet Employer's obligations under this Agreement, until said amounts become due and payable under this Agreement. Employer shall be entitled to set up such reserves as are required in order for Employer's financial statements to be in accordance with generally accepted accounting principles.

7.       Statement Of Account

         Employer shall furnish to Employee an annual statement showing the amount of Deferred Compensation, including principal and interest, held for the account of Employee.

8.       Non-Assignability

         The rights and benefits of Employee hereunder and the rights and benefits of the person(s) who may be designated by Employee pursuant to the provisions of Paragraph 4 hereof, shall be personal to Employee and to such person(s), and no right or benefit hereunder shall be subject to voluntary or involuntary alienation, assignment, pledge, hypothecation or transfer, or become an asset in bankruptcy of such Employee or such person(s), or of any person claiming through or under them; and no such right or benefit shall be available or subject to the claims of any creditor of such Employee or such person(s), or any person claiming through or under them.

9.       Governing Law

         This Agreement shall be governed by and construed according to the laws of the State of Tennessee.





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         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.


                                        WYNN'S-PRECISION, INC.



                                        By         JERRY L. McFADDEN
                                            ---------------------------------
                                                   Jerry L. McFadden
                                                 Vice President-Finance


ATTEST:


LYNN WINFREE
- -------------------
Lynn Winfree
Assistant Secretary


                                        By           JAMES CARROLL
                                            ---------------------------------
                                                     James Carroll





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